Exhibit 10.58

SUMMARY OF COMPENSATION ARRANGEMENTS
WITH CERTAIN EXECUTIVE OFFICERS

All of our executive officers, except for our Chief Executive Officer Sandeep Mathrani, are “at will” employees. We have no written or oral employment agreements with these executive officers. A copy or description of any future such employment arrangement will be filed to the extent required.

The descriptions below summarize our employment arrangements with the following executive officers:

•           Alan Barocas, Senior Executive Vice President, Mall Leasing;

•           Michael Berman, Executive Vice President and Chief Financial Officer;

•           Shobi Khan, Chief Operating Officer;

•           Richard Pesin, Executive Vice President, Anchors, Development and Construction.

All of the compensation arrangements we have with our executive officers, including those listed above, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

Annual Base Salary

The current annual base salary for each of Messrs. Barocas, Berman, Khan and Pesin is $750,000 less applicable taxes and withholdings.

Bonus Plans and Incentive Compensation

Messrs. Barocas and Pesin are each eligible for a minimum discretionary bonus of $500,000, payable in 2012 and 2013, based upon their respective performances in 2011 and 2012.  Additionally, both of the foregoing individuals, as well as Messrs. Berman and Khan, received 400,000 non-qualified stock options under our 2010 Equity Incentive Plan.  The options granted to Messrs. Barocas and Pesin will vest ratably over four years.  The options granted to Mr. Berman will vest over five years.  Mr. Berman also received 50,000 shares of restricted stock, which will vest over three years.

Mr. Berman is eligible for a guaranteed discretionary award of $450,000 for 2012, and a guaranteed minimum incentive payment of $750,000 for 2013.  After beginning employment with the Company, Mr. Kahn received a signing bonus of $550,000 and is eligible for a discretionary bonus of up to $500,000 in 2012.

Other Compensation

Messrs. Barocas and Pesin are eligible for a relocation package of up to $150,000, and Mr. Barocas may be entitled to receive an additional amount for relocation if we relocate him from Chicago.

Severance

Although the above listed executive officers are at-will employees, both Messrs. Barocas and Pesin are eligible to receive severance payments equal to six months of their respective base salaries and prorated bonus if employment is terminated by us without cause.

If Mr. Khan is terminated by us without cause, he will be eligible for a severance payment equal to his annual base salary and a prorated bonus.  If Mr. Khan voluntarily terminates his employment with the

Company or is terminated for cause before the second anniversary of his start date, he will be required to pay the Company the full amount of his signing bonus within thirty (30) days of his termination date.

If Mr. Berman is terminated by us without cause, he will be eligible to receive a severance payment equal to two year’s base salary and incentive; his grant of 50,000 shares of restricted stock will vest immediately; and the portion of his pro rata yearly share of stock options that would have vested on the yearly anniversary of his grant date will vest on his termination date instead.  Following such termination, the options may be exercised during the sixty (60) day period immediately following the termination date, and shall be forfeited thereafter.